CAT FINANCIAL ANNOUNCES FIRST-QUARTER 2006 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $657 million for the first quarter of 2006, an increase of $114 million or 21 percent compared with the same period in 2005. Profit after tax was a record $118 million, a $35 million or 42 percent increase over the first quarter of 2005.

Of the increase in revenues, $51 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets), $50 million from the impact of higher interest rates on new and existing finance receivables, $7 million higher net gain on returned or repossessed equipment and a $6 million increase in various other revenue items.

On a pre-tax basis, profit was up $49 million or 40 percent compared with the first quarter of 2005, principally due to an increase of $35 million in margin (wholesale, retail finance, operating lease, and associated fee revenues less interest expense and depreciation on assets leased to others) from a $2,211 million increase in average earning assets and improved net yield on earning assets.

New retail financing of $2.6 billion, an increase of $182 million or 7 percent over the first quarter of 2005 was a record first quarter. The increase was largely the result of an increase in earning assets in the North America segment.

Past dues over 30 days as of March 31, 2006 were 1.58 percent compared to 1.91 percent at March 31, 2005. Write-offs, net of recoveries, were $8 million during the quarter compared with $5 million for the first quarter of 2005.

Caterpillar Vice President and Cat Financial President Kent M. Adams said, "We are off to a great start in 2006 with a record quarter for revenues and net income, and the continued growth and strong performance of our portfolio. Our results reflect the coordinated efforts of our employees, the Caterpillar marketing organizations, and the Caterpillar dealers."

For 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2006 VS. FIRST QUARTER 2005
(ENDING MARCH 31)
(Millions of dollars)

	2006	2005	CHANGE
Revenues	$657	$543	21%
Net Profit	$118	$83	42%
New Retail Financing	$2,625	$2,443	7%
Total Assets	$26,233	$24,543	7%

Caterpillar contact:
Rusty L. Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@CAT.com